Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
MedQuist Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-86443, No. 333-69687, No. 333-58113 and No. 333-03974) on Form S-3, (No. 333-51508, No. 333-09541, No. 333-09543, No. 333-66447, No. 333-85743, No. 333-49776, No. 333-65966, No. 333-108700 and No. 333-146516) on Form S-8 and (No. 333-57265 and No. 333-66447) on Form S-4 of MedQuist Inc. of our reports dated March 17, 2008, with respect to the consolidated balance sheets of MedQuist Inc. and subsidiaries as of December 31, 2007 and 2006 and the related consolidated statements of operations, shareholders’ equity and other comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2007, the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of MedQuist Inc.
Our report on the consolidated financial statements and the related financial statement schedule contains an explanatory paragraph that states that MedQuist Inc. adopted Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment, effective January 1, 2006 and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of SFAS No. 109, effective January 1, 2007.
/s/ KPMG LLP
Philadelphia, PA
March 17, 2008